UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 4, 2008 (February 27, 2008)

Concho Resources Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600

(Commission File Number)	(I.R.S. Employer Identification No.)

550 West Texas Avenue, Suite 1300 Midland, Texas	79701

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (432) 683-7443
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.
     On February 27, 2008, Concho Resources Inc. (the “Company”) entered into an indemnification agreement (the “Indemnification Agreement”) with William H. Easter III, which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference.
     This Indemnification Agreement is intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.
     The Indemnification Agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made, threatened or reasonably expected to be made a party to any suit or proceeding. The Indemnification Agreement generally covers claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our subsidiaries, or is or was serving at our request in such a position for another entity. The Indemnification Agreement also obligates us to promptly advance all expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the Indemnification Agreement is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of David M. Thomas III
     By letter dated February 29, 2008, David M. Thomas III notified the Company that he was voluntarily terminating his position with the Company as Vice President – Exploration and Land, effective March 31, 2008.
Compensatory Arrangements of Certain Officers
     On February 27, 2008, the compensation committee (the “Compensation Committee”) of the board of directors of the Company took certain actions with respect to the compensation of its executive officers, including approving bonuses for 2007 performance, establishing base salaries for 2008 and making option grants to executive officers under its 2006 Stock Incentive Plan. The exercise price of the stock options is $21.84, equal to the average of the high and low trading price of the Company’s common stock on the New York Stock Exchange on February 27, 2008. Information for the awards made to the Company’s principal executive officer, principal financial officer, and for the other affected named executive officers are set forth in the table below.

		2007	2008 Base	Stock Option
Officer	Title	Bonus	Salary	Awards
Timothy A. Leach	Chairman and Chief Executive Officer	$350,000	$450,000	150,000
Steven L. Beal	President and Chief Operating Officer	$350,000	$450,000	150,000
E. Joseph Wright	Vice President-Engineering and Operations	$185,000	$250,000	40,000
Curt F. Kamradt	Vice President, Chief Financial Officer and Treasurer	$175,000	$250,000	35,000
David W. Copeland	Vice President, General Counsel and Secretary	$125,000	$250,000	30,000
Jack F. Harper	Vice President-Business Development and Capital Markets	$150,000	$225,000	35,000
2008 Incentive Compensation Plan for Executive Officers
     On February 27, 2008 the Compensation Committee adopted an incentive compensation plan for the Company’s executive officers for the year ending December 31, 2008 (the “Incentive Compensation Plan”). The Incentive Compensation Plan is designed to reward the Company’s executive officers for achieving certain performance metrics, including net asset value per share growth, annual EBITDAX per share growth, total proved reserves growth, finding costs, annual production and any other performance metric considered by the Compensation Committee. In addition, the Compensation Committee retained the ability to apply discretion to awards based on extenuating market circumstances or on individual performance. Pursuant to the Incentive Compensation Plan, the Compensation Committee has set the target annual cash bonus amount for 2008 to be 100% of the 2008 base salary for each of Messrs. Leach and Beal, although awards to these two officers may range from 0% to 200% of 2008 base salary depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee. The target annual cash bonus for Messrs. Wright, Kamradt, Copeland and Harper will be allocated by the Compensation Committee from a bonus pool. The bonus pool for these officers is expected to be equal to 68% of the aggregate of their 2008 base salaries, although the bonus pool may range from 0% to 136% of the aggregate of their 2008 base salaries depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Indemnification Agreement, dated February 27, 2008, by and between Concho Resources Inc. and William H. Easter III.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.
Date: March 4, 2008	By:	/s/ DAVID W. COPELAND
		Name:	David W. Copeland
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Indemnification Agreement, dated February 27, 2008, by and between Concho Resources Inc. and William H. Easter III.